The J. M. Smucker Company Announces Fiscal 2015 Third Quarter Results

-- Q3 EPS of $1.58; Non-GAAP EPS of $1.54

-- Q3 Consumer Foods and International, Foodservice, and Natural Foods segment profit up 9% and 13%, respectively

-- Q3 results continue to be significantly impacted by volume declines in Coffee segment

-- Q4 outlook updated

ORRVILLE, Ohio, Feb. 13, 2015 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the third quarter ended January 31, 2015, of its 2015 fiscal year. Results for the quarter and nine months ended January 31, 2015 and 2014, include the operations of Sahale Snacks, Inc. ("Sahale") since the completion of the acquisition on September 2, 2014, Enray Inc. ("Enray") since the completion of the acquisition on August 20, 2013, and the impact of the Company's licensing and distribution agreement with Cumberland Packing Corp. ("Cumberland"), which commenced on July 1, 2013.

Executive Summary

	Three Months Ended January 31,			Nine Months Ended January 31,
	2015	2014	% Increase (Decrease)	2015	2014	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,440.0	$ 1,465.5	(2%)	$ 4,245.6	$ 4,376.3	(3%)
Operating income	$ 255.1	$ 263.5	(3%)	$ 701.5	$ 727.6	(4%)
% of net sales	17.7%	18.0%		16.5%	16.6%
Net income:
Net income	$ 160.9	$ 166.7	(4%)	$ 435.2	$ 446.7	(3%)
Net income per common share - assuming dilution	$ 1.58	$ 1.59	(1%)	$ 4.28	$ 4.24	1%

Operating income excluding certain items affecting comparability	$ 248.0	$ 269.5	(8%)	$ 720.3	$ 747.0	(4%)
% of net sales	17.2%	18.4%		17.0%	17.1%
Income excluding certain items affecting comparability:
Income	$ 156.3	$ 170.8	(8%)	$ 447.8	$ 459.7	(3%)
Income per common share - assuming dilution	$ 1.54	$ 1.63	(6%)	$ 4.40	$ 4.37	1%

  Third quarter net sales decreased 2 percent in 2015, compared to 2014, reflecting decreased volume, most significantly in the U.S. Retail Coffee segment.
  Operating income excluding the impact of restructuring and merger and integration costs and unallocated derivative gains and losses ("certain items affecting comparability") decreased 8 percent in the third quarter of 2015, compared to 2014, attributed to the impact of a decline in gross profit, driven by the U.S. Retail Coffee segment.
  Income excluding certain items affecting comparability also decreased 8 percent in the third quarter of 2015, compared to 2014.
  Third quarter income per diluted share excluding certain items affecting comparability decreased 6 percent in 2015, compared to 2014, and benefited from the Company's share repurchase activities during the fourth quarter of fiscal 2014 which reduced weighted average shares outstanding by 3 percent.

"While we are pleased with the momentum in many of our businesses, our U.S. Retail Coffee business continued to be challenged, which impacted our third quarter performance. In the near term, we expect results for the coffee segment to remain soft reflecting continued competitive dynamics, which we are addressing responsibly to ensure the long-term health of our brands," said Richard Smucker, Chief Executive Officer. "As we remain focused on executing the key initiatives across our businesses, we also look forward to the close of the Big Heart Pet Brands acquisition by the end of our fiscal year. We are excited to be adding this business to our portfolio as a third platform for growth and as a means to further enhance shareholder value."

"We entered this quarter with strong merchandising programs in place, and are pleased with the performance of our key brands in the baking and spreads categories," added Vince Byrd, President and Chief Operating Officer. "Volume gains for Jif ® peanut butter, Smucker's® fruit spreads, and Crisco® oils highlighted a successful holiday and return-to-school period for our U.S. Retail Consumer Foods business. Within our U.S. Retail Coffee business, we are optimistic about the initiatives we have in place to address current challenges and continue our leadership in the coffee category."

Net Sales

	Three Months Ended January 31,				Nine Months Ended January 31,
	2015	2014	Increase (Decrease)%		2015	2014	Increase (Decrease)%
	(Dollars in millions)

Net sales	$ 1,440.0	$ 1,465.5	$ (25.5)	(2%)	$ 4,245.6	$ 4,376.3	$ (130.7)	(3%)
Adjust for certain noncomparable items:
Acquisitions	(12.8)	-	(12.8)	(1%)	(40.5)	-	(40.5)	(1%)
Distribution agreement	-	-	-	-	(6.1)	-	(6.1)	(0%)
Foreign currency exchange	9.6	-	9.6	1%	22.1	-	22.1	1%
Net sales adjusted for certain noncomparable items(A)	$ 1,436.8	$ 1,465.5	$ (28.7)	(2%)	$ 4,221.1	$ 4,376.3	$ (155.2)	(4%)

Amounts may not add due to rounding.

(A) Net sales adjusted for certain noncomparable items is a non-GAAP measure used in evaluating performance internally. This measure provides useful information to investors because it enables comparison of results on a year-over-year basis. Net sales adjusted for certain noncomparable items in the table above excludes the impact of the Sahale acquisition, the incremental impact of the Enray acquisition and the Cumberland distribution agreement, and foreign currency exchange.

Net sales decreased 2 percent in the third quarter of 2015, compared to the third quarter of 2014. Volume gains were realized in Jif® peanut butter, Crisco® oils, Smucker's® fruit spreads, and Smucker's® Uncrustables® frozen sandwiches and were offset by declines in Folgers® coffee, private label canned milk and natural beverages, as well as the impact of the exited private label foodservice hot beverage business.

Net price realization was 1 percentage point higher in the third quarter of 2015, compared to the third quarter of 2014, as coffee list price increases were offset by lower net pricing for peanut butter and oils. Sales mix was unfavorable during the same period driven by the volume declines in the U.S. Retail Coffee segment, and represented 1 percentage point of the net sales decrease. The acquired Sahale business contributed $12.8 million to net sales in the third quarter of 2015.

Margins

	Three Months Ended January 31,		Nine Months Ended January 31,
	2015	2014	2015	2014
	(% of net sales)

Gross profit	36.3%	37.2%	36.2%	36.3%
Selling, distribution, and administrative expenses:
Marketing	4.2%	5.4%	4.8%	5.5%
Selling	3.5%	3.5%	3.6%	3.5%
Distribution	2.6%	2.7%	2.8%	2.8%
General and administrative	6.1%	5.5%	6.3%	5.8%
Total selling, distribution, and administrative expenses	16.5%	17.1%	17.5%	17.6%
Amortization	1.8%	1.7%	1.8%	1.7%
Other special project costs	0.4%	0.5%	0.4%	0.5%
Other operating (income) expense - net	(0.0%)	(0.0%)	0.0%	(0.0%)
Operating income	17.7%	18.0%	16.5%	16.6%

Amounts may not add due to rounding.

Gross profit decreased $22.3 million in the third quarter of 2015, compared to 2014, driven by the impact of commodity costs relative to net price realization offset somewhat by a favorable change in unallocated derivative gains and losses.

Overall commodity costs were higher attributed to green coffee which more than offset lower peanut and oil costs. Overall net price realization was also higher but did not offset the impact of the higher costs and was the main contributor to the gross profit decline. Most significantly, higher net coffee pricing did not offset the higher green coffee costs while lower net pricing on peanut butter and oils exceeded the benefit of lower costs for those commodities. Lower volume, unfavorable mix, and foreign currency exchange also contributed to the gross profit decline to a lesser extent.

Excluding certain items affecting comparability, which primarily consisted of the impact of unallocated derivative gains and losses, gross profit decreased $34.2 million, or 6 percent, and as a percent of net sales from 37.1 percent in the third quarter of 2014 to 35.4 percent in the third quarter of 2015.

Selling, distribution, and administrative expenses decreased $13.0 million, or 5 percent, in the third quarter of 2015, compared to the third quarter of 2014, primarily due to an $18.7 million decrease in marketing expense. Distribution and selling expenses decreased modestly. General and administrative expenses increased 10 percent in the third quarter of 2015, compared to 2014, and included $4.4 million of deal costs related to the pending acquisition of Big Heart Pet Brands. Excluding these acquisition-related deal costs, general and administrative expenses increased 4 percent during the same period.

Operating income decreased $8.4 million, or 3 percent, in the third quarter of 2015, compared to 2014, reflecting a favorable impact of certain items affecting comparability. Excluding certain items affecting comparability in both periods, operating income decreased $21.5 million, or 8 percent.

Interest Expense and Income Taxes
Net interest expense decreased $1.6 million in the third quarter of 2015, compared to 2014, reflecting the impact of scheduled long-term debt repayments made over the last 12 months.

Income taxes decreased $2.3 million in the third quarter of 2015, compared to 2014, primarily reflecting a decrease in income before income taxes. The effective tax rate increased slightly from 32.3 percent in the third quarter of 2014 to 32.5 percent in the third quarter of 2015.

Segment Performance

	Three Months Ended January 31,			Nine Months Ended January 31,
	2015	2014	% Increase (Decrease)	2015	2014	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 571.8	$ 578.9	(1%)	$ 1,607.5	$ 1,688.2	(5%)
U.S. Retail Consumer Foods	$ 549.5	$ 557.8	(2%)	$ 1,677.3	$ 1,706.8	(2%)
International, Foodservice, and Natural Foods	$ 318.7	$ 328.8	(3%)	$ 960.8	$ 981.3	(2%)

Segment profit:
U.S. Retail Coffee	$ 150.5	$ 181.1	(17%)	$ 439.3	$ 504.3	(13%)
U.S. Retail Consumer Foods	$ 114.4	$ 105.0	9%	$ 345.6	$ 301.2	15%
International, Foodservice, and Natural Foods	$ 48.0	$ 42.6	13%	$ 128.6	$ 133.1	(4%)

Segment profit margin:
U.S. Retail Coffee	26.3%	31.3%		27.3%	29.9%
U.S. Retail Consumer Foods	20.8%	18.8%		20.6%	17.6%
International, Foodservice, and Natural Foods	15.1%	13.0%		13.4%	13.6%

U.S. Retail Coffee
The U.S. Retail Coffee segment net sales decreased 1 percent in the third quarter of 2015, compared to the third quarter of 2014, as lower volume was mostly offset by higher net price realization, reflecting list price increases taken during fiscal 2015, and favorable sales mix. List price increases taken include 9 percent in June 2014 on the majority of the Company's packaged coffee offerings, and 8 percent in January 2015 on its K-Cup® packs. Segment volume decreased 8 percent in the third quarter of 2015, compared to the third quarter of 2014, primarily driven by the Folgers® brand. The Folgers® brand volume decline was attributed to consumer response to higher promoted price points on shelf for its roast and ground coffee offerings, competitive activity, and reduced promotional effectiveness. The Dunkin' Donuts® packaged coffee volume was flat in the quarter, and the Cafe Bustelo® brand volume increased 5 percent. Volume and net sales of Keurig® portion packs decreased 3 percent and 8 percent, respectively, in the third quarter of 2015, compared to the third quarter of 2014, primarily driven by the Millstone® K-Cup® packs.

The U.S. Retail Coffee segment profit decreased $30.6 million, or 17 percent, in the third quarter of 2015, compared to the third quarter of 2014, reflecting lower sales volume and the impact of higher costs, which were not fully offset by higher net prices. The unfavorable price to cost relationship was driven by increased promotional spending in support of the Company's K-Cup® packs and its Dunkin' Donuts® packaged coffee. A reduction in marketing expenses contributed favorably to segment profit in the third quarter of 2015, compared to 2014.

U.S. Retail Consumer Foods
The U.S. Retail Consumer Foods segment volume increased 1 percent in the third quarter of 2015, compared to the third quarter of 2014. Segment net sales decreased 2 percent in the third quarter of 2015, compared to 2014, driven by lower net price realization primarily for the Jif® and Crisco® brands. The Sahale business contributed $10.3 million to segment net sales in the third quarter of 2015.

Jif® brand volume increased 7 percent and net sales decreased 4 percent, in the third quarter of 2015, compared to the third quarter of 2014, due to a 7 percent list price decrease on the majority of peanut butter items in November 2014 and increased promotional spending. Smucker's® Uncrustables® frozen sandwiches were up 10 percent in both volume and net sales. Volume of Smucker's® fruit spreads increased 2 percent while net sales were flat. Crisco® brand volume increased 1 percent as gains in oils offset declines in shortening, while net sales decreased 10 percent, impacted by a 9 percent list price decline taken in the fourth quarter of 2014. Volume for the Pillsbury® brand was flat and net sales decreased 3 percent.

The U.S. Retail Consumer Foods segment profit increased $9.4 million, or 9 percent, in the third quarter of 2015, compared to the third quarter of 2014, reflecting a decrease in marketing expense, favorable mix, and higher volume. Overall lower commodity costs, primarily for peanuts and oils were more than offset by lower net price realization which included increased promotional spending in the period. Sahale contributed modestly to segment profit in the third quarter of 2015.

International, Foodservice, and Natural Foods
Net sales in the International, Foodservice, and Natural Foods segment decreased 3 percent in the third quarter of 2015, compared to 2014. Excluding the impacts of Sahale and foreign currency exchange, segment net sales decreased 1 percent and volume decreased 4 percent. The volume decline reflects the impact of the planned exit of the Company's private label foodservice hot beverage business and decreases in private label natural foods beverages that offset gains in the Smucker's® foodservice portion control items and the Five Roses® brand. Overall net price realization was higher, as the prior year was impacted by a trade spending accrual adjustment, and sales mix was unfavorable.

Segment profit increased $5.4 million, or 13 percent, in the third quarter of 2015, compared to 2014. Segment profit in the prior year was reduced by an unfavorable trade spending accrual adjustment. In 2015, higher costs were realized in Canada and were attributed to sourcing certain products from the U.S., reflecting the impact of a significantly weaker Canadian dollar compared to a year ago, and an increase in green coffee costs. The impacts of Sahale and the exited foodservice business were not significant to segment profit in the third quarter of 2015.

Cash and Financing
Cash provided by operating activities increased to $427.7 million in the third quarter of 2015, from $421.1 million in the third quarter of 2014, as a $53.5 million interest rate swap settlement offset an unfavorable change in the impact of working capital. For the first nine months of the fiscal year, cash provided by operating activities was $511.6 million in 2015, compared to $589.1 million in 2014. The decrease was primarily due to a greater amount of cash required to fund working capital in the first nine months of 2015, compared to 2014. Free cash flow decreased $90.7 million during the first nine months of 2015, compared to 2014, further reflecting an increase in capital expenditures during the current year.

Outlook
The Company stated that due to its pending acquisition of Big Heart Pet Brands, which is expected to close in the fourth quarter of the current fiscal year, it is not providing a formal update to its full year earnings per share and free cash flow guidance. However, the Company is providing selective forward-looking information related to its fourth quarter and a general overview of full year earnings. The Company expects to provide its outlook for fiscal 2016, including the impact of Big Heart Pet Brands, as part of its fourth quarter earnings release, planned for June 2015.

During the fourth quarter, the Company anticipates a modest decrease in net sales compared to the same period last year before any impact of Big Heart Pet Brands. This outlook reflects a softer volume expectation in its U.S. Retail Coffee segment than previously anticipated. Net sales expectations for the Company's two other segments have not changed significantly from the outlook provided in November 2014. Based on these fourth quarter estimates, the Company expects to realize a decrease in full fiscal year net sales of nearly 3 percent as compared to the prior year.

Excluding any impact from the Big Heart Pet Brands acquisition, the Company stated that fourth quarter earnings per diluted share are expected to result in full year earnings per share below the midpoint of its previous guidance range of $5.45 to $5.65 by approximately 3 percent. With the impact of anticipated lower coffee volume, the Company now expects full year U.S. Retail Coffee segment profit to decrease by approximately 15 percent, as compared to the prior year. In addition, the impact of the further weakening of the Canadian dollar in the back half of the fiscal year, and deal and employee-related expenses incurred in the third quarter were not reflected in the previous guidance range.

Conference Call
The Company will conduct an earnings conference call and webcast today, Friday, February 13, 2015, at 8:30 a.m. Eastern Time. The webcast can be accessed from the Company's website at jmsmucker.com/investor-relations. For those unable to listen to the live webcast, the webcast replay will be available at jmsmucker.com/investor-relations following the call. An audio replay will also be available following the call until Friday, February 20, 2015, and can be accessed by dialing 888-203-1112 or 719-457-0820, with an access code of 1727919.

Non-GAAP Measures
The Company uses non-GAAP financial measures including: net sales adjusted for the noncomparable impact of the Sahale acquisition, the incremental impact of the Enray acquisition and the Cumberland distribution agreement, and foreign currency exchange; gross profit, operating income, income, and income per diluted share, excluding certain items affecting comparability; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. Certain items affecting comparability can significantly affect the year-over-year assessment of operating results and include specific restructuring and merger and integration projects ("special project costs") that are each nonrecurring in nature as well as gains and losses on commodity and foreign exchange derivatives ("unallocated derivative gains and losses") until the related inventory is sold. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. Information concerning the amounts of certain items affecting comparability varies depending on the Company's merger and acquisition activity, market conditions, and levels of derivative transactions with respect to a particular fiscal year, and is not determinable on a forward-looking basis. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables.

About The J. M. Smucker Company
For more than 115 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and natural foods products in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin' Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Millstone®, Cafe Bustelo®, Cafe Pilon®, truRoots®, White Lily®, Martha White®, and Sahale Snacks® in the United States, along with Robin Hood®, Five Roses®, Carnation®, and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC; Carnation® is a trademark of Societe des Produits Nestle S.A.; and Dunkin' Donuts® is a registered trademark of DD IP Holder LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants. Keurig® and K-Cup® are trademarks of Keurig Green Mountain, Inc., used with permission.

The J. M. Smucker Company Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

  the ability of the Company to obtain any required financing on a timely basis and on acceptable terms;
  the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost-effective manner and retain key suppliers, customers, and employees;
  the ability of the Company to achieve synergies and cost savings related to the Big Heart Pet Brands acquisition in the amounts and within the time frames currently anticipated;
  the ability of the Company to generate sufficient cash flow to meet its deleveraging objectives within the time frames currently anticipated;
  the ability of the Company to obtain required regulatory approvals for the Big Heart Pet Brands acquisition without unexpected delays or conditions;
  a change in outlook or downgrade in the Company's public credit ratings by a rating agency below investment grade;
  volatility of commodity markets from which raw materials, particularly green coffee beans, peanuts, soybean oil, wheat, milk, corn, and sugar, are procured and the related impact on costs;
  risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company's liquidity;
  crude oil price trends and their impact on transportation, energy, and packaging costs;
  the availability of reliable transportation, which may be affected by the cost of fuel, regulations affecting the industry, labor shortages, service failures by third-party service providers, accidents, or natural disasters, on acceptable terms;
  the ability to successfully implement and realize the full benefit of price changes that are intended to ultimately fully recover cost, including the competitive, retailer, and consumer response, and the impact of the timing of the price changes to profits and cash flow in a particular period;
  the success and cost of introducing new products and the competitive response;
  the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses;
  general competitive activity in the market, including competitors' pricing practices and promotional spending levels;
  the impact of food security concerns involving either the Company's or its competitors' products;
  the impact of accidents, extreme weather, and natural disasters, including crop failures and storm damage;
  the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain raw materials, such as packaging for its Folgers® coffee products, and finished goods, such as K-Cup® packs, and the ability to manage and maintain key relationships;
  the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;
  changes in consumer coffee preferences and other factors affecting the Company's coffee businesses, which represent a substantial portion of the Company's business;
  the timing and amount of capital expenditures, share repurchases, and restructuring costs;
  impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
  the impact of new or changes to existing governmental laws and regulations and their application;
  the impact of future legal, regulatory, or market measures regarding climate change;
  the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company's tax positions;
  foreign currency and interest rate fluctuations;
  political or economic disruption;
  other factors affecting share prices and capital markets generally; and
  risks related to other factors described under "Risk Factors" in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended January 31,			Nine Months Ended January 31,
	2015	2014	% Increase (Decrease)	2015	2014	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,440.0	$ 1,465.5	(2%)	$ 4,245.6	$ 4,376.3	(3%)
Cost of products sold	917.1	920.3	(0%)	2,707.5	2,785.6	(3%)
Gross Profit	522.9	545.2	(4%)	1,538.1	1,590.7	(3%)
Gross margin	36.3%	37.2%		36.2%	36.3%

Selling, distribution, and administrative expenses	237.3	250.3	(5%)	743.1	770.8	(4%)
Amortization	25.2	24.9	1%	75.3	74.1	2%
Other special project costs	5.9	7.1	(18%)	17.3	19.8	(13%)
Other operating (income) expense - net	(0.6)	(0.6)	(3%)	0.9	(1.6)	(160%)
Operating Income	255.1	263.5	(3%)	701.5	727.6	(4%)
Operating margin	17.7%	18.0%		16.5%	16.6%

Interest expense - net	(16.8)	(18.4)	(9%)	(50.4)	(62.7)	(20%)
Other income - net	0.1	1.4	(93%)	1.7	1.1	63%
Income Before Income Taxes	238.4	246.5	(3%)	652.8	666.0	(2%)
Income taxes	77.5	79.8	(3%)	217.6	219.3	(1%)
Net Income	$ 160.9	$ 166.7	(4%)	$ 435.2	$ 446.7	(3%)

Net income per common share	$ 1.58	$ 1.59	(1%)	$ 4.28	$ 4.24	1%

Net income per common share - assuming dilution	$ 1.58	$ 1.59	(1%)	$ 4.28	$ 4.24	1%

Dividends declared per common share	$ 0.64	$ 0.58	10%	$ 1.92	$ 1.74	10%

Weighted-average shares outstanding	101,800,825	104,791,746	(3%)	101,796,891	105,293,445	(3%)
Weighted-average shares outstanding – assuming dilution	101,801,500	104,805,369	(3%)	101,801,023	105,308,655	(3%)

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	January 31, 2015	April 30, 2014	January 31, 2014
	(Dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$ 111.7	$ 153.5	$ 168.6
Trade receivables, less allowance for doubtful accounts	373.9	309.4	365.2
Inventories	944.2	931.0	864.8
Other current assets	85.8	145.2	109.5
Total Current Assets	1,515.6	1,539.1	1,508.1

Property, Plant, and Equipment - Net	1,323.3	1,265.6	1,185.3

Other Noncurrent Assets:
Goodwill	3,134.9	3,098.2	3,096.6
Other intangible assets - net	2,973.9	3,024.3	3,048.5
Other noncurrent assets	147.9	144.9	150.5
Total Other Noncurrent Assets	6,256.7	6,267.4	6,295.6
Total Assets	$ 9,095.6	$ 9,072.1	$ 8,989.0

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 232.3	$ 289.2	$ 220.2
Current portion of long-term debt	24.0	100.0	150.0
Short-term borrowings	264.0	248.4	-
Other current liabilities	189.8	253.4	238.1
Total Current Liabilities	710.1	891.0	608.3

Noncurrent Liabilities:
Long-term debt	1,891.8	1,879.8	1,879.4
Other noncurrent liabilities	1,269.5	1,271.7	1,296.5
Total Noncurrent Liabilities	3,161.3	3,151.5	3,175.9

Shareholders' Equity	5,224.2	5,029.6	5,204.8
Total Liabilities and Shareholders' Equity	$ 9,095.6	$ 9,072.1	$ 8,989.0

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended January 31,		Nine Months Ended January 31,
	2015	2014	2015	2014
	(Dollars in millions)

Operating Activities
Net income	$ 160.9	$ 166.7	$ 435.2	$ 446.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	37.9	40.1	114.1	117.2
Amortization	25.2	24.9	75.3	74.1
Share-based compensation expense	3.8	5.7	15.9	18.0
Loss on sale of assets - net	2.3	0.7	4.3	1.7
Defined benefit pension contributions	(1.2)	(3.3)	(4.3)	(6.3)
Changes in assets and liabilities, net of effect from businesses acquired:
Trade receivables	75.4	96.9	(65.3)	(50.4)
Inventories	113.9	154.8	(16.5)	80.3
Accounts payable and accrued items	(45.8)	(78.0)	(129.4)	(73.1)
Proceeds from settlement of interest rate swap	53.5	-	53.5	-
Income and other taxes	14.3	14.9	8.2	(18.1)
Other - net	(12.5)	(2.3)	20.6	(1.0)
Net Cash Provided by Operating Activities	427.7	421.1	511.6	589.1

Investing Activities
Businesses acquired, net of cash acquired	(0.2)	0.2	(80.5)	(101.8)
Additions to property, plant, and equipment	(48.4)	(65.5)	(162.1)	(148.9)
Proceeds from disposal of property, plant, and equipment	0.4	0.4	1.6	1.8
Other - net	(10.7)	0.6	(12.0)	(8.3)
Net Cash Used for Investing Activities	(58.9)	(64.3)	(253.0)	(257.2)

Financing Activities
Short-term borrowings - net	(281.9)	(207.0)	15.6	-
Repayments of long-term debt	-	-	(100.0)	-
Quarterly dividends paid	(65.1)	(61.0)	(189.0)	(177.4)
Purchase of treasury shares	(4.0)	(61.5)	(15.3)	(227.0)
Proceeds from stock option exercises	-	0.1	0.8	0.4
Other - net	0.9	0.1	9.5	(1.2)
Net Cash Used for Financing Activities	(350.1)	(329.3)	(278.4)	(405.2)
Effect of exchange rate changes on cash	(12.3)	(9.4)	(22.0)	(14.5)
Net increase (decrease) in cash and cash equivalents	6.4	18.1	(41.8)	(87.8)
Cash and cash equivalents at beginning of period	105.3	150.5	153.5	256.4
Cash and Cash Equivalents at End of Period	$ 111.7	$ 168.6	$ 111.7	$ 168.6

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2015	2014	2015	2014
	(Dollars in millions, except per share data)

Reconciliation to gross profit:
Gross profit	$ 522.9	$ 545.2	$ 1,538.1	$ 1,590.7
Unallocated derivative (gains) losses	(13.4)	(4.0)	0.4	(7.1)
Cost of products sold - special project costs	0.4	2.9	1.1	6.7
Gross profit excluding certain items affecting comparability	$ 509.9	$ 544.1	$ 1,539.6	$ 1,590.3
% of net sales	35.4%	37.1%	36.3%	36.3%

Reconciliation to operating income:
Operating income	$ 255.1	$ 263.5	$ 701.5	$ 727.6
Unallocated derivative (gains) losses	(13.4)	(4.0)	0.4	(7.1)
Cost of products sold - special project costs	0.4	2.9	1.1	6.7
Other special project costs	5.9	7.1	17.3	19.8
Operating income excluding certain items affecting comparability	$ 248.0	$ 269.5	$ 720.3	$ 747.0
% of net sales	17.2%	18.4%	17.0%	17.1%

Reconciliation to net income:
Net income	$ 160.9	$ 166.7	$ 435.2	$ 446.7
Income taxes	77.5	79.8	217.6	219.3
Unallocated derivative (gains) losses	(13.4)	(4.0)	0.4	(7.1)
Cost of products sold - special project costs	0.4	2.9	1.1	6.7
Other special project costs	5.9	7.1	17.3	19.8
Income before income taxes excluding certain items affecting comparability	$ 231.3	$ 252.5	$ 671.6	$ 685.4
Income taxes, as adjusted	75.0	81.7	223.8	225.7
Income excluding certain items affecting comparability	$ 156.3	$ 170.8	$ 447.8	$ 459.7

Weighted-average common shares outstanding	101,190,896	103,980,819	101,114,223	104,456,496
Weighted-average participating shares outstanding	609,929	810,927	682,668	836,949
Total weighted-average shares outstanding	101,800,825	104,791,746	101,796,891	105,293,445
Dilutive effect of stock options	675	13,623	4,132	15,210
Total weighted-average shares outstanding - assuming dilution	101,801,500	104,805,369	101,801,023	105,308,655
Income per common share excluding certain items affecting comparability - assuming dilution	$ 1.54	$ 1.63	$ 4.40	$ 4.37

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2015	2014	2015	2014
	(Dollars in millions)

Reconciliation to net income:
Net income	$ 160.9	$ 166.7	$ 435.2	$ 446.7
Income taxes	77.5	79.8	217.6	219.3
Interest expense - net	16.8	18.4	50.4	62.7
Depreciation	37.9	40.1	114.1	117.2
Amortization	25.2	24.9	75.3	74.1
Earnings before interest, taxes, depreciation, and amortization	$ 318.3	$ 329.9	$ 892.6	$ 920.0
% of net sales	22.1%	22.5%	21.0%	21.0%

Reconciliation to cash provided by operating activities:
Net cash provided by operating activities	$ 427.7	$ 421.1	$ 511.6	$ 589.1
Additions to property, plant, and equipment	(48.4)	(65.5)	(162.1)	(148.9)
Free cash flow	$ 379.3	$ 355.6	$ 349.5	$ 440.2

The Company uses non-GAAP financial measures including: net sales adjusted for noncomparable items; gross profit, operating income, income, and income per diluted share, excluding certain items affecting comparability; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally.  The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis.  Certain items affecting comparability can significantly affect the year-over-year assessment of operating results and include specific restructuring and merger and integration projects ("special project costs") that are each nonrecurring in nature as well as gains and losses on commodity and foreign currency exchange derivatives until the related inventory is sold ("unallocated derivative losses and gains").  These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity.  These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended January 31,		Nine Months Ended January 31,
	2015	2014	2015	2014
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 571.8	$ 578.9	$ 1,607.5	$ 1,688.2
U.S. Retail Consumer Foods	549.5	557.8	1,677.3	1,706.8
International, Foodservice, and Natural Foods	318.7	328.8	960.8	981.3
Total net sales	$ 1,440.0	$ 1,465.5	$ 4,245.6	$ 4,376.3

Segment profit:
U.S. Retail Coffee	$ 150.5	$ 181.1	$ 439.3	$ 504.3
U.S. Retail Consumer Foods	114.4	105.0	345.6	301.2
International, Foodservice, and Natural Foods	48.0	42.6	128.6	133.1
Total segment profit	$ 312.9	$ 328.7	$ 913.5	$ 938.6
Interest expense - net	(16.8)	(18.4)	(50.4)	(62.7)
Unallocated derivative gains (losses)	13.4	4.0	(0.4)	7.1
Cost of products sold - special project costs	(0.4)	(2.9)	(1.1)	(6.7)
Other special project costs	(5.9)	(7.1)	(17.3)	(19.8)
Corporate administrative expenses	(64.9)	(59.2)	(193.2)	(191.6)
Other income - net	0.1	1.4	1.7	1.1
Income before income taxes	$ 238.4	$ 246.5	$ 652.8	$ 666.0

Segment profit margin:
U.S. Retail Coffee	26.3%	31.3%	27.3%	29.9%
U.S. Retail Consumer Foods	20.8%	18.8%	20.6%	17.6%
International, Foodservice, and Natural Foods	15.1%	13.0%	13.4%	13.6%

Logo - http://photos.prnewswire.com/prnh/20071219/SMUCKERLOGO

CONTACT: The J. M. Smucker Company, (330) 682-3000; Investors: Aaron Broholm, Director, Investor Relations; Media: Maribeth Burns, Vice President, Corporate Communications